Exhibit 99.1


  Whole Foods Market Announces New Presidents for South and Midwest Regions

    AUSTIN, Texas, Nov. 4 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (Nasdaq: WFMI) today announced the promotions of Patrick Bradley to President of the Midwest Region and Scott Allshouse to President of the South Region. These vacancies were created by the recent transfers of the former presidents to different regions.
    Mr. Bradley joined the Company in 1993. Prior to becoming regional vice president of the Southern Pacific region in 1998, he held various store team leader positions with the Company and with Mrs. Gooch's Natural Foods Markets, Inc. which was acquired by the Company in 1993.
    Mr. Allshouse joined the Company in 2000 and was store team leader of two stores prior to his becoming regional vice president of the South region in 2001. Prior to joining the Company, Mr. Allshouse was the Store Director for a County Market, Shop 'n Save store from 1994 to 2000.

    About Whole Foods Market:
    Founded in 1980 in Austin, Texas, Whole Foods Market(R)
(http://www.wholefoodsmarket.com) is the largest natural and organic foods supermarket retailer. The Company had $3.7 billion in sales for the twelve months ending July 4, 2004 and currently has 164 stores in the United States, Canada, and the United Kingdom.

    The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward- looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the report on Form 10K for the fiscal year ended September 28, 2003. The Company does not undertake any obligation to update forward-looking statements.

     Contact:  Cindy McCann
               VP of Investor Relations
               512.477.4455

SOURCE  Whole Foods Market, Inc.
    -0-                             11/04/2004
    /CONTACT: Cindy McCann, VP of Investor Relations of Whole Foods Market, Inc., +1-512-477-4455/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

CO:  Whole Foods Market, Inc.
ST:  Texas
IN:  FOD REA SUP
SU:  PER